NEWS RELEASE
ROB FREDERICK	SUE PERRAM
VICE PRESIDENT	DIRECTOR
BROWN-FORMAN BRAND & COMMUNICATIONS	INVESTOR RELATIONS
502-774-7707	502-774-6862

BROWN-FORMAN DELIVERS STRONG FISCAL 2021 RESULTS
Louisville, KY, June 9, 2021 - Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its fourth quarter and fiscal year ended April 30, 2021. For the fourth quarter, the company’s reported net sales of $812 million increased 14%1 (+19% on an underlying basis2) compared to the same prior-year period. In the quarter, reported operating income decreased 10% to $168 million (+7% on an underlying basis) and diluted earnings per share declined 6% to $0.25.
For fiscal year 2021, the company’s reported net sales of $3.5 billion grew 3% (+6% on an underlying basis) compared to the same prior-year period. Reported operating income increased 7% to $1.2 billion (+4% on an underlying basis) and diluted earnings per share grew 9% to $1.88.
Brown-Forman’s President and Chief Executive Officer Lawson Whiting stated, “Brown-Forman’s performance in fiscal 2021 demonstrates the resilience of our strategy and our people, and the strength of our portfolio and our brands. In an unprecedented and complex environment, we delivered underlying net sales growth consistent with our long-term expectations. I am proud of this performance, and the work we did throughout the year to advance our commitments to environmental sustainability, diversity and inclusion, and community outreach. We place great care and focus on being strong stewards of our culture, our brands, and our communities, and it is evident in this fiscal year’s results.”
Fiscal 2021 Highlights
•Underlying net sales grew 6% (+3% reported)
◦Growth across each of the three major International Monetary Fund (IMF) geographic clusters
◦Jack Daniel’s family of brands underlying net sales grew 4% (+1% reported)
◦Premium bourbons maintained double-digit underlying net sales growth
◦The tequila portfolio grew underlying net sales 14% (+9% reported)
•Sustained investment behind the brand portfolio with underlying advertising increasing 2% (+4% reported)
•Continued to reshape the portfolio through the sale of Early Times, Canadian Mist, and Collingwood brands and the acquisition of Part Time Rangers ready-to-drinks
•Strong free cash flow2 generation of $755 million
•Industry-leading return on invested capital2 of nearly 20%

Fiscal 2021 Brand Results
Jack Daniel’s family of brands underlying net sales growth was driven primarily by Jack Daniel’s RTDs3, the international launch of Jack Daniel’s Tennessee Apple, and volume-driven growth from Jack Daniel’s Tennessee Honey and Gentleman Jack. These gains were partially offset by a reduction in Jack Daniel’s Tennessee Whiskey’s underlying net sales.
•Fiscal 2021 Milestones:
◦Jack Daniel’s RTDs depleted over 12 million 9L cases3
◦Jack Daniel’s flavors depleted over 3 million 9L cases
◦Gentleman Jack depleted over 800 thousand 9L cases
Premium bourbons grew underlying net sales with both Woodford Reserve and Old Forester maintaining strong double-digit growth. Once again Woodford Reserve was named a “Hot Brand3” by Impact Magazine.
The tequila portfolio’s underlying net sales growth was led by double-digit underlying net sales growth for el Jimador and Herradura in the United States coupled with strong volume-driven increases from New Mix in Mexico. These gains were partially offset by declines for Herradura and el Jimador in Mexico.

Fiscal 2021 Market Results
Strong underlying net sales growth from our largest market, the United States3, was driven primarily by our premium bourbons, Jack Daniel’s RTDs, and higher volumes and prices for our tequilas, Herradura and el Jimador.
Developed international3 markets delivered double-digit underlying net sales growth driven by strong growth in Australia, Germany, France, and the United Kingdom, partially offset by declines in the on-premise focused markets and markets reliant on tourism, such as Spain and Czechia.
Emerging markets3 grew underlying net sales in the mid-single digits propelled by volume gains in Brazil, Mexico, China, and Poland. These gains were partially offset by declines in tourism and trading down to lower-priced brands in some markets.
Underlying net sales in Travel Retail3 were down reflecting the significant impact COVID-19 travel bans and restrictions had on the channel.

Fiscal 2021 Other P&L Items
Volumes grew 12% fueled by RTDs and Jack Daniel’s flavors, while company-wide price/mix had a 6% unfavorable impact reflecting the portfolio mix shift toward lower-priced brands (Jack Daniel’s RTDs and New Mix) and the unfavorable channel mix shift (primarily for Jack Daniel’s Tennessee Whiskey) from the on-premise channel related to COVID-19 restrictions.
Underlying gross profit increased 3% (-2% reported), while reported gross margin contracted 270 basis points to 60.5% driven by higher input costs, lower fixed cost absorption, and the shift to lower-priced brands noted above.
The company’s sustained investment in underlying advertising increased 2% (+4% reported) with a significant acceleration in the second half of the fiscal year behind Jack Daniel’s “Make It Count” campaign. Underlying selling, general and administrative expenses were flat (+4% reported) as the company maintained tight management of discretionary spend.
Underlying operating income increased 4% (+7% reported), while diluted earnings per share increased 9% to $1.88, including an estimated $0.20 per share benefit from the gain on the sale of Early Times, Canadian Mist, and Collingwood brands.

Financial Stewardship
On May 27, 2021, Brown-Forman declared a regular quarterly cash dividend of $0.1795 per share on the Class A and Class B common stock. The quarterly cash dividend is payable on July 1, 2021 to stockholders of record on June 8, 2021. Brown-Forman has paid regular quarterly cash dividends for 77 consecutive years and has increased the regular dividend for 37 consecutive years.
In addition, the company grew free cash flow by $144 million to $755 million for the fiscal year and announced a $20 million contribution to the Brown-Forman Foundation.

Fiscal 2022 Outlook
“We are optimistic as we look ahead, as we expect the operating environment to continue to improve” noted Jane Morreau, Executive Vice President and Chief Financial Officer. Morreau added, “We remain confident in the collective strength of our markets and should benefit from the re-opening of the on-premise channel and increase in tourism. Additionally, our portfolio remains well positioned to capitalize on the continuing spirits premiumization trend. For fiscal 2022, we anticipate mid-single digit growth in underlying net sales and operating income.”

Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (EDT) today. All interested parties in the United States are invited to join the conference call by dialing 833-962-1472 and asking for the Brown-Forman call. International callers should dial +1-442-268-1255. The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EST) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.
For over 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s Tennessee RTDs, Jack Daniel’s Tennessee Honey, Gentleman Jack, Jack Daniel’s Tennessee Fire, Jack Daniel’s Tennessee Apple, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Coopers’ Craft, Herradura, New Mix, Sonoma-Cutrer, Chambord, Benriach, GlenDronach, Glenglassaugh, Slane, and Fords Gin. Brown-Forman’s brands are supported by approximately 4,700 employees and sold in more than 170 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:
•Impact of health epidemics and pandemics, including the COVID-19 pandemic, and the resulting negative economic impact and related governmental actions
•Risks associated with being a U.S.-based company with global operations, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American spirits and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations; terrorism; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar
•Changes in laws, regulatory measures, or governmental policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, or capital gains) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Unfavorable global or regional economic conditions, particularly related to the COVID-19 pandemic, and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Dependence upon the continued growth of the Jack Daniel’s family of brands
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; legalization of marijuana use on a more widespread basis; shifts in consumer purchase practices from traditional to e-commerce retailers; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Decline in the social acceptability of beverage alcohol in significant markets
•Production facility, aging warehouse, or supply chain disruption
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, labor, or finished goods
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Competitors’ and retailers’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Inventory fluctuations in our products by distributors, wholesalers, or retailers
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Counterfeiting and inadequate protection of our intellectual property rights
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Significant legal disputes and proceedings, or government investigations
•Cyber breach or failure or corruption of key information technology systems, or failure to comply with personal data protection laws
•Negative publicity related to our company, products, brands, marketing, executive leadership, employees, board of directors, family stockholders, operations, business performance, or prospects
•Failure to attract or retain key executive or employee talent
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure

For further information on these and other risks, please refer to our public filings, including the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended April 30, 2020 and 2021
(Dollars in millions, except per share amounts)

	2020	2021	Change

Net sales	$709	$812	14%
Cost of sales	256	314	22%
Gross profit	453	498	10%
Advertising expenses	75	121	59%
Selling, general, and administrative expenses	167	211	26%
Other expense (income), net	24	(2)
Operating income	187	168	(10%)
Non-operating postretirement expense	2	2
Interest expense, net	19	19
Income before income taxes	166	147	(11%)
Income taxes	38	27
Net income	$128	$120	(6%)

Earnings per share:
Basic	$0.27	$0.25	(6%)
Diluted	$0.27	$0.25	(6%)

Gross margin	63.9%	61.4%
Operating margin	26.4%	20.7%

Effective tax rate	22.9%	18.4%

Cash dividends paid per common share	$0.1743	$0.1795

Shares (in thousands) used in the
calculation of earnings per share
Basic	478,148	478,696
Diluted	480,342	480,713

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Twelve Months Ended April 30, 2020 and 2021
(Dollars in millions, except per share amounts)

	2020	2021	Change

Net sales	$3,363	$3,461	3%
Cost of sales	1,236	1,367	11%
Gross profit	2,127	2,094	(2%)
Advertising expenses	383	399	4%
Selling, general, and administrative expenses	642	671	4%
Gain on sale of business	—	(127)
Other expense (income), net	11	(15)
Operating income	1,091	1,166	7%
Non-operating postretirement expense	5	6
Interest expense, net	77	79
Income before income taxes	1,009	1,081	7%
Income taxes	182	178
Net income	$827	$903	9%

Earnings per share:
Basic	$1.73	$1.89	9%
Diluted	$1.72	$1.88	9%

Gross margin	63.2%	60.5%
Operating margin	32.4%	33.7%

Effective tax rate	18.0%	16.5%

Cash dividends paid per common share	$0.6806	$0.7076

Shares (in thousands) used in the
calculation of earnings per share
Basic	477,765	478,527
Diluted	480,409	480,677

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2020	April 30, 2021
Assets:
Cash and cash equivalents	$675	$1,150
Accounts receivable, net	570	753
Inventories	1,685	1,751
Other current assets	335	263
Total current assets	3,265	3,917

Property, plant, and equipment, net	848	832
Goodwill	756	779
Other intangible assets	635	676
Other assets	262	318
Total assets	$5,766	$6,522

Liabilities:
Accounts payable and accrued expenses	$517	$679
Accrued income taxes	30	34
Short-term borrowings	333	205
Total current liabilities	880	918

Long-term debt	2,269	2,354
Deferred income taxes	177	169
Accrued postretirement benefits	297	219
Other liabilities	168	206
Total liabilities	3,791	3,866

Stockholders’ equity	1,975	2,656

Total liabilities and stockholders’ equity	$5,766	$6,522

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Twelve Months Ended April 30, 2020 and 2021
(Dollars in millions)

	2020	2021

Cash provided by operating activities	$724	$817

Cash flows from investing activities:
Proceeds from sale of business	—	177
Acquisition of business, net of cash acquired	(22)	(14)
Additions to property, plant, and equipment	(113)	(62)
Other	(6)	(3)
Cash provided by (used for) investing activities	(141)	98

Cash flows from financing activities:
Net change in short-term borrowings	178	(126)
Acquisition of treasury stock	(1)	—
Dividends paid	(325)	(338)
Other	(43)	(21)
Cash used for financing activities	(191)	(485)

Effect of exchange rate changes on cash and cash equivalents	(24)	45

Net increase (decrease) in cash and cash equivalents	368	475

Cash and cash equivalents, beginning of period	307	675

Cash and cash equivalents, end of period	$675	$1,150

Schedule A

Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)

	Three Months Ended	Twelve Months Ended	Fiscal Year Ended
	April 30, 2021	April 30, 2021	April 30, 2020

Reported change in net sales	14%	3%	1%
Acquisitions and divestitures	2%	—%	—%
Foreign exchange	(3)%	(1)%	1%
Estimated net change in distributor inventories	6%	4%	(2)%

Underlying change in net sales[2]	19%	6%	—%

Reported change in gross profit	10%	(2)%	(2)%
Acquisitions and divestitures	2%	1%	—%
Foreign exchange	(3)%	(1)%	—%
Estimated net change in distributor inventories	8%	4%	(2)%

Underlying change in gross profit[2]	17%	3%	(3)%

Reported change in advertising expenses	59%	4%	(3)%
Foreign exchange	(6)%	(2)%	1%

Underlying change in advertising expenses[2]	53%	2%	(2)%

Reported change in SG&A	26%	4%	—%
Acquisitions and divestitures	(1)%	—%	(1)%
Foundation	(12)%	(3)%	—%
Foreign exchange	(3)%	(1)%	2%

Underlying change in SG&A2	11%	—%	1%

Reported change in operating income	(10)%	7%	(5)%
Acquisitions and divestitures	4%	(10)%	—%
Foundation	10%	2%	—%
Chambord Impairment	(6)%	(1)%	1%
Foreign exchange	(8)%	(2)%	—%
Estimated net change in distributor inventories	16%	9%	(3)%

Underlying change in operating income[2]	7%	4%	(6)%

Note: Totals may differ due to rounding
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Twelve Months Ended April 30, 2021

			% Change vs. Prior Year Period
Brand[3]	Depletions (Millions)		Depletions[3]		Net Sales
	9-Liter	Drinks Equivalent[3]	9-Liter	Drinks Equivalent[3]	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying[2]
Whiskey	31.6	20.4	12%	4%	3%	1%	(1)%	4%	7%
Jack Daniel’s family of brands	29.4	18.2	12%	2%	1%	—%	(1)%	4%	4%
Jack Daniel’s Tennessee Whiskey	12.5	12.5	(4)%	(4)%	(8)%	—%	(1)%	4%	(4)%
Jack Daniel’s RTD and RTP	12.5	1.2	32%	32%	39%	—%	(2)%	(3)%	34%
Jack Daniel’s Tennessee Honey	2.1	2.1	10%	10%	14%	—%	(1)%	(2)%	11%
Gentleman Jack	0.8	0.8	15%	15%	11%	—%	(1)%	2%	13%
Jack Daniel’s Tennessee Fire	0.6	0.6	4%	4%	(3)%	—%	—%	7%	3%
Jack Daniel’s Tennessee Apple	0.6	0.6	120%	120%	24%	—%	(2)%	76%	98%
Other Jack Daniel’s Whiskey Brands	0.3	0.3	0%	0%	1%	—%	(2)%	6%	6%
Woodford Reserve	1.3	1.3	18%	18%	16%	—%	—%	5%	20%
Rest of Whiskey	0.9	0.9	13%	13%	8%	18%	(1)%	6%	30%
Tequila	10.3	2.9	20%	1%	9%	—%	4%	1%	14%
el Jimador	1.3	1.3	(5)%	(5)%	2%	—%	1%	4%	7%
Herradura	0.6	0.6	(2)%	(2)%	15%	—%	2%	(1)%	15%
Rest of Tequila	8.5	1.1	27%	11%	11%	—%	9%	1%	21%
Wine	2.1	2.1	10%	10%	10%	—%	—%	3%	14%
Vodka	2.4	2.4	(14)%	(14)%	(18)%	—%	—%	2%	(16)%
Rest of Portfolio	0.5	0.5	1%	1%	37%	(4)%	(26)%	(1)%	6%
Non-Branded and Bulk	NM	NM	NM	NM	(23)%	(6)%	(1)%	—%	(31)%
Total Portfolio	46.9	28.3	12%	2%	3%	—%	(1)%	4%	6%
Other Brand Aggregations
American whiskey	31.2	20.0	12%	4%	3%	—%	(1)%	4%	6%
Premium bourbons	1.7	1.7	19%	19%	19%	—%	—%	5%	23%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Twelve Months Ended April 30, 2021

Geographic Area[3]	Net Sales
	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying[2]
United States	3%	1%	—%	6%	10%
Developed International	13%	—%	(6)%	3%	10%
Australia	35%	—%	(8)%	—%	27%
Germany	21%	—%	(4)%	—%	17%
United Kingdom	14%	—%	(10)%	2%	6%
France	17%	—%	(5)%	—%	12%
Canada	2%	1%	2%	3%	8%
Rest of Developed International	(10)%	—%	(4)%	8%	(6)%
Emerging	1%	—%	4%	1%	6%
Mexico	(4)%	—%	9%	—%	5%
Poland	9%	—%	(1)%	—%	7%
Brazil	37%	—%	28%	(1)%	64%
Russia	(11)%	1%	2%	8%	—%
Rest of Emerging	(2)%	—%	1%	(1)%	(2)%
Travel Retail	(50)%	—%	—%	1%	(48)%
Non-Branded and Bulk	(23)%	(6)%	(1)%	—%	(31)%
Total	3%	—%	(1)%	4%	6%

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule D
Brown-Forman Corporation
Supplemental Free Cash Flow Information (Unaudited)
(Dollars in millions)

	Twelve Months Ended
	April 30, 2020	April 30, 2021

Cash provided by operating activities	$724	$817
Additions to property, plant, and equipment	(113)	(62)
Free Cash Flow[2]	$611	$755
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Note 1 - Percentage growth rates are compared to the same prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures

Use of Non-GAAP Financial Information. We use certain financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, C, and D of this press release.
“Underlying change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “underlying” basis. We use “underlying change” for the following measures of the statements of operations: (a) underlying net sales; (b) underlying gross profit; (c) underlying advertising expenses; (d) underlying selling, general, and administrative (SG&A) expenses; and (e) underlying operating income. To calculate these measures, we adjust, as applicable, for (1) acquisitions and divestitures, (2) foreign exchange, (3) estimated net changes in distributor inventories, (4) a non-cash write-down of the Chambord brand name, and (5) a commitment to our charitable foundation. We explain these adjustments below.
•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on sale of divested brands, (b) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction costs and integration costs), and (c) the effects of operating activity related to acquired and divested brands for periods not comparable year over year (non-comparable periods). By excluding non-comparable periods, we therefore include the effects of acquired and divested brands only to the extent that results are comparable year over year.
In fiscal 2020, we acquired The 86 Company, which owns Fords Gin. During the first quarter of fiscal 2021, we sold our Early Times, Canadian Mist, and Collingwood brands and related assets, which resulted in a pre-tax gain of $127 million. During the third quarter of fiscal 2021, we acquired Part Time Rangers Holdings Limited, which owns Part Time Rangers RTDs. See Note 14 to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2021, for details. This adjustment removes (a) transaction and integration costs related to the acquisitions and divestitures, (b) operating activity for The 86 Company for the non-comparable period, which is activity in the first quarter of fiscal 2021, (c) the gain on sale of Early Times, Canadian Mist, and Collingwood, (d) operating activity for the non-comparable period for Early Times, Canadian Mist, and Collingwood, which is activity in the second, third, and fourth quarters for both fiscal 2020 and fiscal 2021, and (e) operating activity for Part Time Rangers Holdings Limited for the non-comparable period, which is activity in the third and fourth quarters of fiscal 2021. We believe that these adjustments allow for us to better understand our underlying results on a comparable basis.
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
•“Estimated net change in distributor inventories.” This adjustment refers to the estimated net effect of changes in distributor inventories on changes in certain line items of the statements of operations. For each period compared, we use volume (see Note 3 - Definitions - Other Metrics below) information from our distributors to estimate the effect of distributor inventory changes in certain line items of the statements of operations. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in certain line items of the statements of operations and allows us to understand better our underlying results and trends.
•“Chambord impairment.” During fiscal 2020, we recognized a non-cash impairment charge of $13 million for our Chambord brand name.
•“Foundation.” In the fourth quarter of fiscal 2021, we committed $20 million to the Brown-Forman Foundation (the Foundation) to support the company’s charitable giving program in the communities where our employees live and work. This adjustment removes the $20 million commitment to the Foundation from our underlying SG&A expenses and underlying operating income to present our underlying results on a comparable basis.
We use the non-GAAP measures “underlying change” to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the board of directors, stockholders, and the investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
When we provide guidance for underlying change for certain measures of the statements of operations we do not provide guidance for the corresponding GAAP change because the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, including the estimated net change in distributor inventories and foreign exchange, each of which could have a significant impact to our GAAP income statement measures.
Free cash flow. This measure refers to the cash provided by operating activities less additions to property, plant, and equipment on the Unaudited Condensed Consolidated Statements of Cash Flows above. In Schedule D, we provide this calculation for the relevant time periods. We use this non-GAAP measure in evaluating the Company’s financial performance, which measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Return on Invested Capital (ROIC). This measure refers to the sum of net income and after-tax interest expense, divided by average invested capital. Average invested capital equals assets less liabilities, excluding interest-bearing debt, and is calculated using the average of the most recent 13 month-end balances. After-tax interest expense equals interest expense multiplied by one minus our effective tax rate. We use this non-GAAP measure because we consider return on average invested capital to be a meaningful indicator of how effectively and efficiently we invest capital in our business.

Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by spirits category. Below, we define aggregations used in this press release.
Geographic Aggregations.
In Schedule C, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2021 net sales. In addition to markets that are listed by country name, we include the following aggregations:
•“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our largest developed international markets are Australia, Germany, the United Kingdom, France, and Canada. This aggregation represents our net sales of branded products to these markets.

•“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our largest emerging markets are Mexico, Poland, Brazil, and Russia. This aggregation represents our net sales of branded products to these markets.
•“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military regardless of customer location.
•“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Brand Aggregations.
In Schedule B, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2021 net sales. In addition to brands that are listed by name, we include the following aggregations:
•“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs, ready-to-drink (RTD), and ready-to-pour products (RTP). The brands included in this category are the Jack Daniel’s family of brands, the Woodford Reserve family of brands (Woodford Reserve), the Old Forester family of brands (Old Forester), GlenDronach, Benriach, Glenglassaugh, Slane Irish Whiskey, and Coopers’ Craft. Also includes the Early Times, Canadian Mist, and Collingwood brands, which we divested during the first quarter of fiscal 2021.
•“American whiskey” includes the Jack Daniel’s family of brands, premium bourbons (defined below), super-premium American whiskey (defined below), and Early Times, which we divested during the first quarter of fiscal 2021.
◦“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s RTD and RTP products (JD RTD/RTP), Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s No. 27 Gold Tennessee Whiskey, Jack Daniel’s Sinatra Select, and Jack Daniel’s Bottled-in-Bond.
◦“Jack Daniel’s RTD and RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s Country Cocktails, Jack Daniel’s & Diet Cola, Jack & Ginger, Jack Daniel’s Double Jack, Gentleman Jack & Cola, Jack Daniel’s American Serve, Jack Daniel’s Tennessee Honey RTD, Jack Daniel’s Berry, Jack Daniel’s Lynchburg Lemonade, Jack Daniel’s Whiskey & Seltzer, and the seasonal Jack Daniel’s Winter Jack RTP.
◦“Jack Daniel’s flavors” includes JDTH, JDTF, and JDTA.
◦“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.
◦“Super-premium American whiskey” includes Woodford Reserve, Gentleman Jack, JDSB, JDTR, Jack Daniel’s No. 27 Gold Tennessee Whiskey, and Jack Daniel’s Sinatra Select.
•“Tequila” includes the Herradura family of brands (Herradura), el Jimador, New Mix, Pepe Lopez, and Antiguo.
•“Vodka” includes Finlandia.
•“Wine” includes Korbel Champagnes and Sonoma-Cutrer wines.
•“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Other Metrics.
•“Depletions.” We generally record revenues when we ship our products to our customers. “Depletions” is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, “depletions” means either (a) our shipments directly to retail or wholesale customers for owned distribution markets or (b) shipments from our distributor customers to retailers and wholesalers in other markets. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do. In this document, unless otherwise specified, we refer to “depletions” when discussing volume.
•“Drinks-equivalent.” Volume is discussed on a nine-liter equivalent unit basis (nine-liter cases) unless otherwise specified. At times, we use a “drinks-equivalent” measure for volume when comparing single-serve ready-to-drink or ready-to-pour brands to a parent spirits brand. “Drinks-equivalent” depletions are RTD and RTP nine-liter cases converted to nine-liter cases of a parent brand on the basis of the number of drinks in one nine-liter case of the parent brand. To convert RTD volumes from a nine-liter case basis to a drinks-equivalent nine-liter case basis, RTD nine-liter case volumes are divided by 10, while RTP nine-liter case volumes are divided by 5.
•“Impact Magazine Hot Brand.” To be recognized, a brand must have shown double-digit growth in each year from 2018-2020, be an established brand with at least 15% growth in 2020, or be a top 10 brand with at least 5% growth in 2020 and 15% growth since 2017. The minimum volume requirement is 200,000 cases.